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                                     [Letterhead]

August 29, 1996

AccuMed International, Inc.
900 N. Franklin Street, Suite 401
Chicago, Illinois 60610

Gentlemen:

You have requested our opinion as counsel for AccuMed International, Inc., a Delaware corporation (the "Company"), and as special counsel for the Selling Stockholders (as defined below) in connection with the registration under the Securities Act of 1933, as amended (the "Act"), and the Rules and Regulations promulgated thereunder, and the public offering by the Company of 2,831,455 shares (the "Primary Shares") of the Common Stock, $0.01 par value per share (the "Common Stock"), and by certain stockholders (the "Selling Stockholders") of 1,918,545 shares of the Common Stock, together with up to an additional 712,500 shares of the Common Stock to cover over-allotments, if any, (collectively, the "Secondary Shares" and together with the Primary Shares, the "Shares"), to Vector Securities International, Inc. and Tucker Anthony Incorporated, as representatives of the underwriters.

This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-B promulgated under the Act.

For purposes of this opinion, we have examined the Company's Registration Statement on Form S-2 filed with the Securities and Exchange Commission (the "Commission") on July 26, 1996 (the "Registration Statement"), as amended by Pre-effective Amendment No.1 filed with the Commission on the date hereof including the prospectus which is a part thereof (the "Prospectus"), and the form of Underwriting Agreement between the Company and Vector Securities International, Inc. and Tucker Anthony Incorporated, as representatives of the underwriters (the "Underwriting Agreement"). We have also been furnished with and have examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed it necessary to require as a basis for the opinions hereafter expressed. As to questions of fact material to such opinions, we have, where relevant facts were not independently established, relied upon

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AccuMed International, Inc.
August 29, 1996
Page 2

certificates by principal officers of the Company. We have made such further legal and factual examination and investigation as we deem necessary for purposes of rendering the following opinions.

In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certificated or photostatic copies, and the authenticity of the originals of such copies. We have also assumed that such documents have each been duly authorized, properly executed and delivered by each of the parties thereto other than the Company.

We are members of the bar of the State of California. Our opinions below are limited to the laws of the State of California, the corporate laws of the State of Delaware and the federal law of the United States.

Based on the foregoing, it is our opinion that all of the Shares, when sold, issued and delivered in the manner described in the final Prospectus and in accordance with the terms of the Underwriting Agreement, will be legally and validly issued, fully paid nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of our name under the caption "Legal Matters" in the Prospectus.


Very truly yours,


/s/ Graham & James LLP
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GRAHAM & JAMES LLP